EXHIBIT 99.1

[COSI LOGO]

FOR IMMEDIATE RELEASE

                    Cosi, Inc. Reports First Quarter Results

DEERFIELD, Ill., May 10, 2006 -- Cosi, Inc. (Nasdaq: COSI), the premium convenience restaurant company, today reported results for the first quarter ended April 3, 2006.

      Highlights for the 2006 first quarter:

      o A net loss of $(3.9) million, or $(0.10) per basic and diluted common share, compared with a net loss of $(2.8) million, or $(0.09) per basic and diluted common share, for the 2005 quarter.

      o Excluding stock compensation expense, net loss for the quarter was $(2.0) million, or $(0.05) per basic and diluted common share compared to $(2.5) million, or $(0.08), for the 2005 quarter. The 2006 quarter included $1.7 million of stock compensation expense for restricted stock grants to employees and $0.3 million for stock option compensation expense. Total stock compensation expense for the 2005 quarter was $0.3 million.

      o Restaurant net sales increased 8.3% to $29.5 million compared to $27.2 million in the same year ago period.

      o     Franchise fees and royalties were $0.2 million for the quarter.

      o Comparable restaurant sales growth of 5.3%, marking Cosi's 18th consecutive quarter of increases.

      o Costs and expenses related to Company-owned restaurant operations improved by 150 basis points as a percentage of Company-owned restaurant sales compared with the 2005 quarter, consisting of improvements of 80 basis points in cost of food and beverage, and 120 basis points in labor and related benefits, partially offset by a 50 basis point increase in occupancy and other operating expenses driven largely by planned increases in marketing expenditures.

      o Positive cash flow generated from operating activities for the quarter was $0.2 million compared to cash used of $(5.5) million for the 2005 quarter.

      o Cash, cash equivalents and short term investments of $32.8 million as of April 3, 2006.

Management Commentary

William D. Forrest, Cosi's Chairman, said, "We are very pleased with Cosi's performance against our three priorities of brand management, development execution and operational execution. Our franchised growth initiative has good traction, and our Company-owned restaurant development plans are on track. We are vigorously pursuing the opportunity we believe Cosi has to become a national brand with a national footprint in the very attractive premium convenience restaurant segment."

Kevin Armstrong, Cosi's President and Chief Executive Officer, stated, "Cosi's brand and operations performed well in the first quarter, and based on our financial performance, development progress and continued guest acceptance of the Cosi brand, we continue to expect to achieve the guidance that we previously provided for 2006 of earnings between $0.06 and $0.11 per share excluding stock based compensation expense."

Performance of the Cosi Brand

Cosi's brand demonstrated continued strength in the 2006 first quarter. Comparable restaurant sales, as measured for restaurants in operation for more than 15 months, increased 5.3 percent, Cosi's 18th consecutive quarter of increases. Factors driving the continued growth included a 2.1 percent increase in transaction count and a 3.2 percent increase in average guest check. The higher average guest check was primarily due to a 1.6 percent favorable shift in sales mix and a 1.6 percent increase in pricing. Cosi's comparable restaurant sales performance in the quarter benefited from strong guest response to Cosi's seasonally-based Limited Time Offer program, which features both hot and cold sandwiches as well as salads, and from initiatives to enhance the guest experience during the breakfast period.

In order to continue to meet the needs of its guests, Cosi will launch a line of hot melts and pizzas in all of its restaurants. Cosi also is assessing a new line of hot dinner offerings for its full daypart locations. "Dinners from the Hearth" will complement Cosi's evening menu of sandwiches, melts, pizzas, salads and desserts with hot entrees featuring Cosi's distinctive tastes and recipes. Further, Cosi is excited by the initial response to its new whole grain flatbread. All of these initiatives are designed to support continued positive comparable restaurant sales.

Performance of Cosi's Growth Strategy

Cosi operated 94 Company-owned restaurants and franchisees operated five locations at the end of the 2006 first quarter, compared to 92 Company-owned restaurants and no franchised locations at the end of the 2005 first quarter. During the 2006 first quarter, two new Company-owned restaurants were opened, Sacramento, CA and Greenwich, CT, and construction was completed on Elkins Park, PA, which opened shortly after the quarter ended. As previously reported, four restaurants located inside Federated Department Stores ("Macy's") were closed in the quarter as well.

Franchise fees and royalties were $0.2 million for the quarter, consisting of the fees recognized at the time the franchise restaurants opened, as well as royalties generated from sales at franchise restaurants open during the quarter.

Under Cosi's three-part growth strategy - consisting of Company-owned restaurants, franchised restaurants, and strategic alliances - ten Company-owned restaurants are under construction and are expected to open by the end of the second quarter. The Company previously announced a goal of opening 17 new Company-owned restaurants in 2006.

The Cosi concept continues to generate strong appeal among experienced area developers and franchisees. The Company currently has secured franchise commitments from 18 area developers for 218 restaurants. Focusing on 2006, Cosi has commitments from franchisees to open 25 restaurants this year, of which 17 restaurants are under development.

Cosi continues to pursue strategic alliance opportunities, with particular focus on its grab and go concept, Cosi ProntoTM, which currently is operated by a franchisee at LaGuardia Airport's American Airlines terminal in New York. Based on its very successful performance, Cosi has begun discussions with leading national food service companies toward expanding the concept into other venues that fit the Cosi brand and will provide steady customer flows across the week and the year.

Operational and Financial Performance

Cosi reported broad-based cost improvements encompassing food and beverage, labor and general and administrative expenses, and significant improvement in cash flow from operations in the first quarter despite it being a historically less favorable period due to seasonality. Cosi also reported a strong balance sheet as of April 3, 2006, with cash, cash equivalents and short term investments of $32.8 million and virtually no debt.

The Company noted continued improvement in restaurant operating expenses as a percentage of net restaurant sales. Cost of food and beverage improved by 80 basis points over the 2005 quarter, primarily as a result of the continued refinement of purchasing and field management practices, the beneficial effect of a new agreement for distribution, and slightly lower promotional and complimentary discounts.

As a percentage of restaurant net sales, labor and related benefits improved by 120 basis points over the 2005 quarter as a result of leveraging fixed labor costs against higher comparable restaurant sales and continued efficiencies in deployment of hourly labor in peak and non-peak periods.

General and administrative expense was $5.6 million for the 2006 first quarter, as expected, an improvement of 30 basis points over the prior year's quarter as a percentage of total revenues.

Cosi achieved positive cash flow from operations for the 2006 first quarter improving by $5.7 million compared to the 2005 quarter. The improvement includes approximately $1.2 million in franchise fees received during the quarter. Additionally, the company ended the quarter with working capital of approximately $25 million.

Teleconference

Management will host a teleconference and webcast on Thursday, May 11th at 8:30 a.m. EST to further discuss the fiscal first quarter results. IMPORTANT:
Participants are encouraged to access an accompanying slide presentation, which management will reference during the call and will be available Thursday morning at http://investors.getcosi.com.

Investors and analysts are invited to participate in the teleconference call by dialing 866-362-4831 in the U.S., or 617-597-5347 outside of the U.S., and reference participant code 25348434.

The conference call will also be webcast simultaneously by accessing http://investors.getcosi.com.

A replay will be available following the call until May 18, 2006. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference the code 42117731.

About Cosi

Cosi ( http://www.getcosi.com ) is the premium convenience restaurant that offers breakfast, lunch, afternoon coffee, dinner and dessert menus full of creative, fresh, flavorful foods and beverages. Cosi has developed featured foods that are built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants.

The Cosi menu features Cosi sandwiches, freshly tossed salads, Cosi Melts, soups, Cosi bagels, pizzas, S'mores and other desserts, and a wide range of coffee and other specialty beverages. Cosi restaurants are designed to be welcoming and comfortable with an eclectic environment. Cosi's sights, sounds, and spaces create a tasteful, relaxed place that always provides a fresh and new dining experience.

The Cosi vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

Cosi currently operates 95 Company-owned and five franchise restaurants in fifteen states, including California, Connecticut, Florida, Illinois, Kentucky, Maryland, Massachusetts, Michigan, New Jersey, New York, Ohio, Pennsylvania, Virginia, Washington, Wisconsin, and the District of Columbia.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; expansion into new markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of restaurants; our ability to attract and retain qualified franchisees; the availability and cost of additional financing, both to fund our existing operations and to open new restaurants; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

    Media Contact:                        Investor Contact:
    Adam Weiner                           William Koziel or Brien Gately
    Kekst and Company                     Cosi, Inc.
    (212) 521-4800                        (847) 597-8800

  A copy of a slide show addressing the Company's recent financial results and Additional information is available free of charge on the Company's website at
            http://www.getcosi.com in the investor relations section.

                                  Tables follow

                                   Cosi, Inc.
                      Consolidated Statements of Operations
        For the Three Month Period Ended April 3, 2006 and April 4, 2005
                  (dollars in thousands, except per share data)

                                                Three Months Ended
                                              April 3,       April 4,
                                               2006           2005
                                            ------------   ------------
                                            (Unaudited)    (Unaudited)
Revenues:
Restaurant net sales                        $   29,457.7   $   27,205.1
Franchise fees and royalties                       187.3             --
                                            ------------   ------------
       Total revenues                           29,645.0       27,205.1
                                            ------------   ------------
Costs and expenses:
Cost of food and beverage                        6,975.1        6,673.8
Labor and related benefits                       9,876.8        9,438.5
Occupancy and other operating expenses           7,463.2        6,752.0
                                            ------------   ------------
                                                24,315.1       22,864.3
General and administrative expenses              5,553.5        5,180.7
Stock compensation expense                       1,940.4          231.2
Depreciation and amortization                    1,832.1        1,765.1
Restaurant pre-opening expenses                    265.3           21.9
Lease termination expense                           26.6             --
                                            ------------   ------------
       Total costs and expenses                 33,933.0       30,063.2
                                            ------------   ------------
       Operating loss                           (4,288.0)      (2,858.1)

Interest income                                    361.7           30.8
Interest expense                                    (2.3)          (6.3)
Allowance for notes receivable from
    stockholders                                    --             16.8
Other income (expense)                               0.3           21.2
                                            ------------   ------------
       Net loss                             $   (3,928.3)  $   (2,795.6)
                                            ============   ============
Per Share Data:
    Net loss per share, basic and diluted   $      (0.10)  $      (0.09)
                                            ============   ============

    Weighted average shares outstanding:      37,812,590     31,200,458

       Cost of food and beverage as a % of
       restaurant net sales                         23.7%          24.5%
       Labor and related benefits as a % of
       restaurant net sales                         33.5%          34.7%
       Occupancy and other operating expenses       25.3%          24.8%

--------------------------------------------------------------------------------
     For the Three Months Ended
           April 3, 2006             Company-Owned        Franchise   Total
----------------------------------   -------------        ---------   -----
Restaurants at beginning of period              96  (a)           5     101
New restaurants opened                           2               --       2
Restaurants permanently closed                   4               --       4
Restaurants at end of period                    94  (a)           5      99

(a) Includes two company-owned locations that currently remain closed as a result of Hurricane Wilma.
--------------------------------------------------------------------------------

                                   Cosi, Inc.
                           Consolidated Balance Sheets
                     As of April 3, 2006 and January 2, 2006
                  (dollars in thousands, except per share data)

                                                                                April 3, 2006      January 2, 2006
                                                                              -----------------   -----------------
                                                                                 (Unaudited)
Assets
Current assets:
     Cash and cash equivalents                                                $         5,914.1   $         1,952.3
     Investments                                                                       26,909.0            32,917.5
     Accounts receivable, net of allowances of $10.0 and $8.0, respectively             1,390.2               496.2
     Inventories                                                                          791.1               914.6
     Prepaid expenses and other current assets                                          3,160.2             3,672.7
                                                                              -----------------   -----------------
               Total current assets                                                    38,164.6            39,953.3

Furniture and fixtures, equipment and leasehold improvements, net                      34,051.4            33,502.7
Intangibles, security deposits and other assets, net                                    2,904.7             3,088.0
                                                                              -----------------   -----------------
               Total assets                                                   $        75,120.7   $        76,544.0
                                                                              =================   =================

Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable                                                         $         2,786.8   $         2,689.2
     Accrued expenses                                                                   8,291.0             9,837.2
     Deferred franchise revenue                                                         1,572.5               510.0
     Current portion of other long-term liabilities                                       515.5               345.0
     Current portion of long-term debt                                                     15.8                18.8
                                                                              -----------------   -----------------
               Total current liabilities                                               13,181.6            13,400.2

     Long-term debt, net of current portion                                                99.8                99.9
     Other long-term liabilities, net of current portion                                6,667.6             6,835.5
                                                                              -----------------   -----------------
               Total liabilities                                                       19,949.0            20,335.6
                                                                              -----------------   -----------------

Commitments and contingencies

Stockholders' equity:
     Common stock - $.01 par value; 100,000,000 shares authorized,
     39,313,247 and 38,478,796 shares issued and outstanding, respectively                393.1               384.8
     Additional paid-in capital                                                       267,347.4           268,330.5
     Unearned stock compensation                                                             --            (3,866.4)
     Treasury stock, 239,543 shares at cost                                            (1,197.7)           (1,197.7)
     Accumulated deficit                                                             (211,371.1)         (207,442.8)
                                                                              -----------------   -----------------
               Total stockholders' equity                                              55,171.7            56,208.4
                                                                              -----------------   -----------------
               Total liabilities and stockholders' equity                     $        75,120.7   $        76,544.0
                                                                              =================   =================